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                                                                   EXHIBIT 10.27


                           EPIX PHARMACEUTICALS, INC.
                DESCRIPTION OF DIRECTOR COMPENSATION ARRANGEMENTS

         The Company pays each non-employee director who serves as a chairman of a committee of the Board an annual fee of $25,000 for service as a director of the Company and as a committee chairman. The Company pays each non-employee director who does not also serve as a chairman of a committee of the Board an annual fee of $15,000 for service as a director of the Company.
In addition, non-employee directors are eligible to participate in the Company's Amended and Restated 1996 Director Stock Option Plan (the "Director Plan"). There are currently 300,000 shares of common stock reserved for issuance under the Director Plan. Upon the appointment, election or reelection of a non-employee director, such director is automatically granted an option to purchase 25,000 shares of common stock. Such options become exercisable in equal installments over a three year period on each anniversary of the grant, provided that the optionee is still a director of the Company at the opening of business on such date. In addition, each non-employee director is automatically granted an option to purchase 5,000 shares of common stock annually during the years in which such director is not up for reelection to the Board. Such options become exercisable in full on the first anniversary date of the grant, provided that the optionee is still a director of the Company at the opening of business on such date. Each option has a term of ten years. The exercise price for each option is equal to the last sale price for the common stock on the business day immediately preceding the date of grant, as reported on the NASDAQ National Market. The exercise price may be paid in cash, shares of common stock or a combination of both. Directors who are also employees of the Company do not receive any additional compensation for their service on the Board or any committee thereof.